Summer Infant, Inc. Announces Record Second Quarter 2010 Results

-- Second Quarter Revenue Increases 29.0% Year-Over-Year to $49.5 Million

-- Second Quarter Net Income Increases 33.3% to $2.2 Million; EPS Improves to $0.13

-- Company Raises Fiscal 2010 Revenue Guidance

WOONSOCKET, RI -- (Marketwire - August 02, 2010) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR) today announced financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Results

Net revenues for the second quarter of 2010 were $49.5 million, a 29.0% increase from $38.4 million in the second quarter of 2009. This growth was driven primarily by an expanded product offering at existing customers and penetration into a larger number of stores within existing customers' networks. The increase in revenue was also driven by strength in several key categories, as the Company continued to successfully diversify its product line.

Gross profit for the second quarter of 2010 was $18.5 million, a 35.9% increase compared to $13.6 million in the second quarter of 2009. Gross margin for the second quarter of 2010 was 37.4%, an increase from 35.5% in the second quarter of 2009. Gross margin improved year-over-year due to the benefit of cost reductions that were negotiated last year, but was down slightly from the first quarter due to higher commodity prices.

Selling, general and administrative ("SG&A") expenses, excluding depreciation, amortization, and non-cash stock-based compensation expense, were $13.6 million for the second quarter of 2010 compared to $9.6 million for the second quarter of 2009. SG&A expenses increased year-over-year due to higher variable costs from higher revenues, as well as additional investments in new product development, information systems, and other critical areas of the business.

EBITDA (defined herein as earnings before interest, taxes, depreciation and amortization and non-cash stock-based compensation expense) was $4.9 million for the second quarter of 2010, a 22.2% increase compared to $4.0 million for the second quarter of 2009. EBITDA margin for the second quarter of 2010 was 9.8% compared to 10.4% for the second quarter of 2009.

Net income for the second quarter of 2010 was $2.2 million, or $0.13 per share, compared to $1.6 million, or $0.11 per share, in the second quarter of 2009.

Year-to-Date Results

For the six months ended June 30, 2010, the Company has generated approximately $93.6 million in net revenues and $9.2 million in EBITDA. Year-to-date EBITDA and net income per share are up 44% and 85%, respectively, over the same period a year ago.

Balance Sheet

As of June 30, 2010, the Company had approximately $2.7 million of cash and $41.7 million of debt on the balance sheet. The ratio of net debt to EBITDA (as defined) was approximately 2.2 times as of June 30, 2010 based on EBITDA of $17.5 million on a trailing 12-month basis. The Company also announced today that it has entered into a new $60 million secured credit facility (the "Loan Agreement") with Bank of America, N.A., effective July 30, 2010. The Loan Agreement includes an "accordion feature" that permits the Company to expand its borrowing capacity up to $70 million. The new credit facility matures in June 2012.

"We are very pleased with the strong sales momentum we experienced during the second quarter," stated Jason Macari, Chairman and Chief Executive Officer of Summer Infant. "Our continued focus on product development combined with several acquisitions over the past 24 months is increasing our shelf presence with retailers and driving important market share gains. Importantly, we are seeing robust demand across multiple categories and throughout our account base which bodes well as we look to further diversify our business in terms of product offering and distribution channels."

"Based on our second quarter sales performance and current forecasts for the back half of the year, we now expect 2010 revenue to be at least $185 million, up from our previous outlook of $175 million," continued Mr. Macari. "We remain very encouraged with the reaction to our 2011 product line and continue to expect double digit percentage revenue growth next year. In preparation for the anticipated acceleration of our top line, we are making additional investments in our operating platform that will offset the profit contribution of our increased sales outlook for the remainder of fiscal 2010. That said, earnings are still projected to grow at a faster rate than sales this year and we would expect that ratio to further improve in 2011."

Mr. Macari concluded, "We pass the halfway mark of 2010 very encouraged with the progress we have made expanding our market position. As we execute against our long-term growth priorities, we will continue to distinguish ourselves as an industry leader through our focus on creating innovative product while at the same time further streamlining our operations to drive improved efficiency across our organization. We move forward with a very strong foundation in place that we believe will allow us to successfully capitalize on the many organic and strategic growth opportunities we have identified both domestically and overseas."

Conference Call Information

Summer Infant, Inc. will host a conference call today, Monday, August 2, 2010 at 4:30 p.m. Eastern Time, to discuss financial results for its second quarter ended June 30, 2010. This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (480) 629-9809 (confirmation code: 4336865). In addition, a telephone replay will be available by dialing (303) 590-3030 (confirmation code: 4336865) through August 16, 2010, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, infant bedding, bouncers, travel accessories, highchairs, swings and nursery furniture.

Use of Non-GAAP Financial Information

This release includes presentations of EBITDA, which is defined herein as income before interest and taxes plus depreciation, amortization, and non-cash stock-based compensation expenses. The Company believes that the presentation of EBITDA provides useful information to investors as it indicates more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of EBITDA and any other non-GAAP financial measures in its press releases of historical performance. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

                           Summer Infant, Inc.
                  Consolidated Statements of Operations
                              (unaudited)
       (amounts in thousands of US dollars, except per share data)

                                          Three Months      Six  Months
                                          Ended June 30,    Ended June 30,
                                          2010     2009     2010     2009
                                        -------- -------- -------- --------

Net revenues                            $ 49,483 $ 38,361 $ 93,599 $ 73,210
Cost of goods sold                        30,981   24,744   58,168   47,936
                                        -------- -------- -------- --------
     Gross profit                         18,502   13,617   35,431   25,274
Selling, general, and administrative
 expenses                                 13,634    9,633   26,280   18,927
Depreciation and amortization              1,268    1,028    2,483    2,029
Non cash stock-based compensation
 expense                                     158      134      339      499
                                        -------- -------- -------- --------
     Income before interest             $  3,442 $  2,822 $  6,329 $  3,819
Interest expense, net                        314      475      681      896
                                        -------- -------- -------- --------
     Income before taxes                $  3,128 $  2,347 $  5,648 $  2,923
Provision for income taxes                   938      704    1,694      877
                                        -------- -------- -------- --------
     Net income                         $  2,190 $  1,643 $  3,954 $  2,046
                                        ======== ======== ======== ========

Earnings per diluted share              $   0.13 $   0.11 $   0.24 $   0.13
                                        ======== ======== ======== ========

Shares used in fully diluted EPS (in
 000's)                                   16,508   15,393   16,353   15,393

EBITDA Reconciliation:
Income before interest                  $  3,442 $  2,822 $  6,329 $  3,819
Plus: depreciation and amortization        1,268    1,028    2,483    2,209
Plus: non cash stock-based compensation
 expense                                     158      134      339      499
                                        -------- -------- -------- --------
         EBITDA                         $  4,868 $  3,984 $  9,151 $  6,347
                                        ======== ======== ======== ========

                          Summer Infant, Inc.
                      Consolidated Balance Sheet
                 (amounts in thousands of US dollars)

                                                    Unaudited  December 31,
                                                June 30, 2010          2009

Cash and cash equivalents                       $       2,699 $         932
Trade receivables, net                                 40,678        32,520
Inventory                                              40,937        32,012
Property and equipment, net                            13,192        11,486
Goodwill and other intangibles, net                    60,715        61,200
Other assets                                            3,337         3,803
                                                ------------- -------------
       Total assets                             $     161,558 $     141,953
                                                ============= =============

Current portion of long-term debt               $       3,088 $       2,663
Accounts payable, accrued expenses and other
 liabilities                                           46,737        38,530
Long term debt, less current portion                   38,587        31,780
                                                ------------- -------------
     Total liabilities                                 88,412        72,973

Total stockholders' equity                             73,146        68,980
                                                ------------- -------------
   Total liabilities and stockholders' equity   $     161,558 $     141,953
                                                ============= =============

Contact:

Joe Driscoll
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6922

or

Brendon Frey
ICR
(203) 682-8200
Brendon.frey@icrinc.com